Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MERCK & CO., INC.

(ID Number: 5934701000)

Merck & Co., Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), restates and integrates its Restated Certificate of Incorporation, as heretofore amended, and also substantively amends such Restated Certificate of Incorporation, to read in full as herein set forth:

FIRST: The name of the Corporation is Merck Sharp & Dohme Corp.

SECOND: The purpose for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

THIRD: The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock, $0.01 par value per share. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.

FOURTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of New Jersey, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation, except as specifically stated therein.

FIFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

SIXTH: The Corporation shall, to the full extent permitted by the New Jersey Business Corporation Act, as it may be amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

SEVENTH: No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. As used in this article, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Corporation or its shareholders in connection with a matter in which he has a material conflict of interest.

EIGHTH: Except as otherwise required by the laws of the State of New Jersey, the shareholders and directors shall have the power to hold their meetings and to keep the books, documents, and papers of the Corporation outside of the State of New Jersey, and the Corporation shall have the power to have one or more offices within or without the State of New Jersey, at such places as may be from time to time designated by the bylaws or by resolution of the shareholders or directors. Elections of directors need not be by ballot unless the bylaws of the Corporation shall so provide.

NINTH: The address of the Corporation’s current registered office in the State of New Jersey is 820 Bear Tavern Road, City of West Trenton, County of Mercer, State of New Jersey, 08628, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

TENTH: The number of directors constituting the current Board of Directors of the Corporation is fifteen (15). The names and addresses of said directors are as follows:

Leslie A. Brun	435 Devon Park Drive, 700 Building Wayne, Pennsylvania 19087

Thomas R. Cech, Ph.D.	University of Colorado, Boulder Boulder, Colorado 80309-0215

Richard T. Clark	One Merck Drive Whitehouse Station, New Jersey 08889-0100

Thomas H. Glocer	3 Times Square, 30th Floor New York, New York 10036

Steven F. Goldstone	570 Lexington Avenue, 37th Floor New York, New York 10022

William B. Harrison, Jr.	277 Park Avenue, 35th Floor New York, New York 10172

Harry R. Jacobson, M.D.	3401 West End Avenue, Suite 300 Nashville, Tennessee 37203

William N. Kelley, M.D.	421 Curie Boulevard Philadelphia, Pennsylvania 19104-6160

Rochelle B. Lazarus	636 11th Avenue New York, New York 10036

Carlos E. Represas	Av. Ejercito Nacional No. 453 Colonia Granada, 11520 Mexico, D.F. Mexico

Thomas E. Shenk, Ph.D	Washington Road Princeton, New Jersey 08544-1014

Anne M. Tatlock	One Merck Drive Whitehouse Station, New Jersey 08889-0100

Samuel O. Thier, M.D.	55 Fruit Street, Bulfinch 370 Boston, Massachusetts 02114-2606

Wendell P. Weeks	1 Riverfront Plaza Corning, New York 14831

Peter C. Wendell	2884 Sand Hill Road, Suite 100 Menlo Park, California 94025

IN WITNESS WHEREOF, Merck & Co., Inc. caused this Restated Certificate of Incorporation to be duly executed as of November 2nd, 2009.

MERCK & CO., INC.

By:	/s/ Celia A. Colbert

Name:	Celia A. Colbert
Title:	Senior Vice President, Secretary and Assistant General Counsel